Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-3 No. 333-165677) of Delcath Systems, Inc., and
(2)	Registration Statement (Form S-8 No. 333-166956) pertaining to the 2004 Stock Incentive Plan and the 2009 Stock Incentive Plan of Delcath Systems, Inc.;

of our reports dated March 8, 2011, with respect to the financial statements of Delcath Systems, Inc. and the effectiveness of internal control over financial reporting of Delcath Systems, Inc. included in this Annual Report (Form 10-K) of Delcath Systems, Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Metro Park, NJ
March 8, 2011